Exhibit 99.1

August 12, 2014                                              Company Press Release                                              Flowers Foods (NYSE: FLO)

Flowers Foods, Inc. Announces Second Quarter Fiscal 2014 Results; Revises 2014 Guidance

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO), the nation’s second-largest producer and marketer of fresh packaged bakery foods, today reported results for its 12-week second quarter ended July 12, 2014.

Summary

	For the 12 Weeks Ended
	07/12/14	07/13/13	% Decrease
	(Dollars in millions, except per share data)
Sales	$877.4	$898.2	(2.3)%
Income from operations (EBIT) *	$69.9	$80.5	(13.3)%
% of sales	8.0%	9.0%
Net income *	$45.0	$50.1	(10.3)%
% of sales	5.1%	5.6%
Net income per diluted share *	$0.21	$0.24	(12.5)%

*	The twelve weeks ended July 12, 2014 has been adjusted for an asset impairment and the twelve weeks ended July 13, 2013 has been adjusted for acquisition-related costs. See reconciliations of non-GAAP measures in the financial statements following this release.

Percentages may not compute due to rounding.

Second Quarter Highlights

•	Second quarter sales decreased 2.3% compared to the second quarter last year, reflecting positive net price/mix of 0.6% and decreased volume of 2.9%.

•	Direct-Store-Delivery (DSD) segment sales were flat as compared to last year as a 3.1% branded bread/roll increase was offset by lower volume in cake and store brand sales. Warehouse segment sales were down 13.3%, impacted by lower cake and frozen foodservice sales.

•	Adjusted earnings before income, taxes, depreciation, and amortization (EBITDA) for the quarter was 11.4% of sales, excluding an asset impairment related to Leo’s Foods, our Fort Worth, Texas tortilla operation.

•	Adjusted income from operations (EBIT) was 8.0% of sales, excluding an asset impairment.

•	Net income for the quarter was $42.1 million, or $0.20 per diluted share, including the negative impacts of $0.02 per share of acquired facilities’ carrying costs and interest expense and $0.01 per share due to an asset impairment.

•	Generated $ 51.1 million in cash flow from operations.

•	Paid down $14.8 million of debt in quarter and $95.9 million since the beginning of 2014.

•	Sales of the acquired bread brands - Wonder, Home Pride, Merita, and Butternut - increased approximately 34.5% from sales of those brands in the first quarter.

•	New markets sales doubled from last year’s second quarter, contributing 5.9% to DSD sales, driven by the reintroduction of acquired brands and success of Nature’s Own and Tastykake.

•	Opened a bun line in Henderson, Nev., and a bakery in Knoxville, Tenn.

•	Recorded an asset impairment of $4.5 million, or $0.01 per diluted share, related to the expected sale of certain assets of our Leo’s operation.

•	Full-year guidance for 2014 revised downward to sales in the range of $3.88 billion to $3.94 billion, an increase of 3.5% to 5.0% over 2013, and adjusted earnings per share (EPS) in the range of $0.92 to $0.98, excluding the asset impairment, reflecting growth of 1.1% to 7.7% over last year’s adjusted results.

Allen L. Shiver, president and chief executive officer, said, “Although the second quarter was challenging, we remain confident in our long-term growth strategies. We are particularly encouraged by the traction we are continuing to see in our new markets, where sales doubled since last year. We also are seeing strong sequential growth in our acquired bread brands. As a team, we are working to control those issues within our reach while maintaining a strong, flexible financial position to weather near-term challenges.

“Sales were lower in the quarter due primarily to high promotional activity across most food categories, Hostess’ return to the market, and reduced sales of low-margin store brand and foodservice products. Sales of our branded breads, buns, and rolls in the DSD segment were up 3.1%, driven by the ongoing success of our acquired brands and Nature’s Own, especially in new markets. Those increases were offset by lower sales of cake and store brand items in both segments. Hostess’ further penetration into the cake market impacted our business by approximately $20.7 million in the quarter. Warehouse segment sales decreased due to the competitive dynamics in the cake and foodservice categories. We continue to strategically exit low margin business in both the foodservice and store brand categories to improve future earnings.

“Earnings for the quarter were lower than expected and slightly below last year’s second quarter earnings, excluding the carrying costs and interest expense related to the Hostess acquisition and the impairment charge. Higher costs for added production capacity, promotional allowances, and higher-than-normal returned products (stales), impacted the quarter’s results. Product returns were impacted by new markets and promotional allowances. Gross margin improved slightly in the quarter despite those costs and the acquired facilities’ carrying costs. This is an indication of Flowers Foods’ underlying strengths,” Shiver said. “Our manufacturing efficiencies and our Lepage operation continue to improve. Even though costs we’ve incurred over the past year for acquisitions, new markets, new production capacity, and new products negatively impacted first half results and our outlook for the year, our team remains confident that these investments will help us reach our long-term goals.

“Not including the asset impairment, the Leo’s operation negatively impacted operating earnings in the quarter by $0.01 per share. We have exited the low-margin foodservice tortilla business at Leo’s, and we are moving tortilla production equipment to another bakery to focus on opportunities for retail branded tortillas. Additionally, we have entered into a contract to sell certain assets of the Leo’s operation. We expect the transaction to close in the third quarter. We are pleased to have a resolution to this issue, which has been a distraction from growth opportunities in other areas. The sale of Leo’s is expected to improve earnings going forward.”

Looking ahead, Shiver said, “Our revised guidance takes into account the expected impact of current competitive dynamics as well as the effect of costs we have incurred to expand our geographic footprint, add production capacity to serve expansion markets, and enhance the strength of our brands. For the remainder of 2014, our team will focus on improving sales and earnings in our existing bakeries and in the markets we have entered. Our success in new markets, the strength of our brands, the efficiencies of our bakeries, and the experience of our team give me confidence in the future of Flowers Foods. We are firm in our belief that over time Flowers Foods’ team and our proven strategies will deliver growth in line with our long-term objectives.”

Second Quarter 2014 Results

For the 12-week second quarter of 2014, sales decreased 2.3% to $877.4 million. In last year’s second quarter, sales were $898.2 million. This decrease was attributable to positive net price/mix of 0.6% and decreased volume of 2.9%. The positive price/mix was due primarily to a favorable mix shift from cake and store branded products to branded bread and rolls, partially offset by a competitive pricing environment. Overall volume declines were driven primarily by decreases in the cake business and to a lesser extent decreases in store-branded bread and rolls and foodservice.

Net income for the quarter was $42.1 million, or $0.20 per diluted share, compared to last year’s second quarter of $46.5 million, or $0.22 per diluted share. Adjusted for the asset impairment this quarter, net income per diluted share was $0.21, as compared to $0.24 in last year’s second quarter, which was adjusted for acquisition-related costs. Carrying costs for the acquired Hostess facilities and interest expense related to funding of the acquisition negatively affected EPS by $0.02 in the second quarter of this year.

Gross margin (excluding depreciation and amortization) as a percent of sales was 47.8%, up 30 basis points compared to 47.5% in last year’s second quarter. Decreased ingredient costs as a percent of sales drove the gross margin increase, as prices for several of our major ingredients were lower this year as compared to last year. Increased manufacturing efficiencies also contributed to the increase. Partially offsetting these positive items were carrying costs associated with the acquired Hostess facilities and start-up costs for the opening of new production lines.

For the quarter, selling, distribution, and administrative (SD&A) costs as a percent of sales were 36.4%, up 10 basis points from 36.3% of sales in the second quarter of 2013. Distributor fees and costs associated with new market expansion were the primary drivers of the increase. Acquisition-related costs of $5.7 million negatively impacted SD&A as a percent of sales by 60 basis points during the second quarter of 2013.

Depreciation and amortization expenses as a percent of sales for the quarter increased 50 basis points compared to last year’s second quarter. This increase was due primarily to the acquired Hostess assets. Net interest expense decreased for the quarter compared to last year’s second quarter primarily due to increased interest income associated with an increase in outstanding distributor notes receivable. The effective tax rate for the quarter was 33.9% compared to 35.6% in last year’s second quarter. This decrease is due to positive discrete items in the quarter for state tax benefits and incentives.

EBIT was $65.4 million, or 7.5% of sales, compared to last year’s second quarter of $74.9 million, or 8.3% of sales. Adjusted for the asset impairment this quarter, EBIT was $69.9 million, or 8.0% of sales, compared to last year’s second quarter of $80.5 million, or 9.0% of sales, adjusted for acquisition-related costs incurred. During the second quarter of this year, carrying costs of $4.5 million related to the acquired Hostess facilities negatively affected EBIT margin by 50 basis points.

EBITDA was $95.3 million, or 10.9% of sales, compared to last year’s second quarter of $100.6 million, or 11.2% of sales. Adjusted for the asset impairment this quarter, EBITDA was $99.8 million, or 11.4% of sales, compared to last year’s second quarter of $106.3 million, or 11.8% of sales adjusted for acquisition-related costs incurred last year. During the second quarter of this year, carrying costs of $2.5 million related to the acquired Hostess facilities negatively affected EBITDA margin by 30 basis points.

Segment Results

The segment results reflect shifting the company’s tortilla operation from the warehouse segment to the DSD segment at the beginning of 2014. For comparison purposes, prior year information has been recast to reflect this change.

DSD (84% of Q2 sales): During the quarter, the company’s DSD sales were relatively flat as compared to the prior year quarter, reflecting volume gains of 0.3% and negative net price/mix of 0.3%. The volume increase was primarily the result of increases in the branded white bread and branded buns and rolls categories, partially offset by decreases in branded cake and store brand products, primarily white and variety breads and buns and rolls. Sales of branded breads, buns, and rolls increased by 3.1%, offset by lower sales of cake and store brand items. The negative net price/mix was primarily driven by a competitive pricing environment, partially offset by a shift in mix from store brand to branded bread and rolls.

Income from operations for the DSD segment was $62.4 million, or 8.4% of sales, compared to last year’s second quarter of $75.9 million, or 10.3% of sales. Adjusted for the asset impairment this quarter, income from operations was $66.9 million, or 9.0% of sales. During the second quarter of this year, carrying costs of $4.5 million related to the acquired Hostess facilities negatively affected income from operations margin by 60 basis points. Increased promotional activity also negatively impacted DSD’s income from operations.

Warehouse (16% of Q2 sales): Sales through warehouse delivery decreased 13.3%, reflecting volume decreases of 11.5% and negative net price/mix of 1.8%. The volume decreases were the result of decreases in branded and store brand cake, foodservice and vending. The negative net price/mix was driven by the foodservice category.

Income from operations for the warehouse segment was $13.5 million, or 9.9% of sales for the quarter compared to $15.7 million, or 10.0% of sales in last year’s second quarter. This decrease was due primarily to a decline in sales volumes.

Cash Flow

During the second quarter, cash flow from operating activities was $51.1 million. The company paid down its debt by $14.8 million in the quarter and $95.9 million during the first half of the year. The company invested $21.4 million in capital improvements and paid dividends of $25.3 million to shareholders during the quarter. The company did not acquire any of its shares of common stock during the quarter. The company has acquired 59.0 million shares of its common stock under its 67.5 million share repurchase plan since the inception of the plan.

Outlook for 2014

The company gave revised guidance for fiscal 2014. Sales for the year are now expected to be in the range of $3.88 billion to $3.94 billion, an increase of 3.5% to 5.0% over 2013. Adjusted earnings per share for the company’s 53-week 2014, excluding the asset impairment, are now expected to be in the range of $0.92 to $0.98, reflecting growth of 1.1% to 7.7% over last year’s adjusted results. Previously, guidance was for 2014 sales of $3.976 billion to $4.126 billion, or 6.0% to 10.0% increase, and earnings per share of $0.98 to $1.05, reflecting growth of 7.7% to 15.4%. Capital expenditures for 2014 are forecasted to be from $95.0 million to $100.0 million.

Dividend

The board of directors will review the dividend at its next regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call

Flowers Foods will broadcast its second quarter 2014 earnings conference call over the Internet at 8:30 a.m. (Eastern) on August 12, 2014. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2013 sales of $3.8 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own and Tastykake. Learn more at www.flowersfoods.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) consolidation within the baking industry and related industries; and (j) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share, adjusted EBIT, adjusted EBIT margin, gross margin excluding depreciation and amortization, and adjusted income from operations for the DSD segment to measure the performance of the company and its operating divisions.

EBITDA is used as the primary performance measure in the company’s Annual Executive Bonus Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, adjusted EBIT, adjusted EBIT margin and adjusted income from operations for the DSD segment exclude additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, adjusted EBIT, adjusted EBIT margin, and adjusted income from operations for the DSD segment may differ from the methods used by other companies, and, accordingly, may not be comparable to similarly titled measures used by other companies.

Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies.

The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to EBITDA and adjusted EBITDA, a reconciliation of adjusted EBITDA to cash flow from operations, a reconciliation of our gross margin excluding depreciation and amortization to GAAP gross margin, a reconciliation of EBIT to adjusted EBIT, a reconciliation of net income to adjusted net income, a reconciliation of net income per diluted common share to adjusted net income per diluted common share and a reconciliation of income from operations from the DSD segment to adjusted income from operations for the DSD segment.

Investor Contact: Marta Jones Turner (229) 227-2348

Media Contact: Mary A. Krier (229) 227-2333

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	07/12/14	07/13/13	07/12/14	07/13/13
Sales	$877,378	$898,153	$2,037,138	$2,028,963
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	458,019	471,614	1,053,896	1,056,912
Selling, distribution and administrative expenses	319,582	325,946	745,972	737,385
Depreciation and amortization	29,907	25,743	69,199	59,932
Asset Impairment	4,489	0	4,489	0
Gain on acquisition	0	0	0	(50,071)

Income from operations (EBIT)	65,381	74,850	163,582	224,805
Interest expense, net	(1,734)	(2,700)	(4,906)	(7,255)

Income before income taxes (EBT)	63,647	72,150	158,676	217,550
Income tax expense	21,583	25,690	55,546	59,064

Net income	$42,064	$46,460	$103,130	$158,486

Net income per diluted common share	$0.20	$0.22	$0.48	$0.75

Diluted weighted average shares outstanding	212,919	211,892	212,906	211,444

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	07/12/14	07/13/13	07/12/14	07/13/13
Sales:
Direct-Store-Delivery	$740,951	$740,709	$1,709,916	$1,663,471
Warehouse Delivery	136,427	157,444	327,222	365,492

	$877,378	$898,153	$2,037,138	$2,028,963

EBITDA:
Direct-Store-Delivery (1)	$88,900	$98,015	$220,466	$278,663
Warehouse Delivery	16,984	19,196	35,749	42,457
Unallocated Corporate	(10,596)	(16,618)	(23,434)	(36,383)

	$95,288	$100,593	$232,781	$284,737

Depreciation and Amortization:
Direct-Store-Delivery	$26,487	$22,082	$61,271	$51,234
Warehouse Delivery	3,524	3,529	8,180	8,387
Unallocated Corporate	(104)	132	(252)	311

	$29,907	$25,743	$69,199	$59,932

EBIT:
Direct-Store-Delivery (1)	$62,413	$75,933	$159,195	$227,429
Warehouse Delivery	13,460	15,667	27,569	34,070
Unallocated Corporate	(10,492)	(16,750)	(23,182)	(36,694)

	$65,381	$74,850	$163,582	$224,805

(1)	The 12 and 28 week periods ended July 12, 2014 include an asset impairment charge of $4.5 million and the 28 week period ended July 13, 2013 includes a bargain purchase gain on acquisition of $50.1 million.

NOTE: At the beginning of fiscal 2014, we reclassified our tortilla facility from the Warehouse Delivery segment to the Direct-Store-Delivery segment and restated the prior year information.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

07/12/14
Assets
Cash and Cash Equivalents	$8,532
Other Current Assets	472,556
Property, Plant & Equipment, net	824,302
Distributor Notes Receivable (includes $19,725 current portion)	175,811
Other Assets	75,110
Cost in Excess of Net Tangible Assets, net	927,776

Total Assets	$2,484,087

Liabilities and Stockholders’ Equity
Current Liabilities	$304,870
Long-term Debt and Capital Leases (includes $34,272 current portion)	826,063
Other Liabilities	207,138
Stockholders’ Equity	1,146,016

Total Liabilities and Stockholders’ Equity	$2,484,087

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 28 Week Period Ended
	07/12/14	07/12/14
Cash flows from operating activities:
Net income	$42,064	$103,130
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	43,179	95,128
Pension contributions and changes in assets and liabilities	(34,153)	(25,347)

Net cash provided by operating activities	51,090	172,911

Cash flows from investing activities:
Purchase of property, plant and equipment	(21,428)	(45,008)
Other	4,439	14,120

Net cash disbursed for investing activities	(16,989)	(30,888)

Cash flows from financing activities:
Dividends paid	(25,315)	(49,271)
Exercise of stock options, including windfall tax benefit	2,697	11,958
Stock repurchases	0	(9,459)
Proceeds from debt borrowings	322,900	679,200
Debt and capital lease obligation payments	(337,674)	(775,137)
Other	3,022	688

Net cash used for financing activities	(34,370)	(142,021)

Net (decrease) increase in cash and cash equivalents	(269)	2
Cash and cash equivalents at beginning of period	8,801	8,530

Cash and cash equivalents at end of period	$8,532	$8,532

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 12, 2014	July 13, 2013	July 12, 2014	July 13, 2013
Net income per diluted common share	$0.20	$0.22	$0.48	$0.75
Asset Impairment	0.01	—	0.02	—
Gain on acquisition	—	—	—	(0.24)
Acquisition costs	—	0.02	—	0.03

Adjusted net income per diluted common share	$0.21	$0.24	$0.50	$0.54

	Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 12, 2014	July 13, 2013	July 12, 2014	July 13, 2013
Sales	$877,378	$898,153	$2,037,138	$2,028,963
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	458,019	471,614	1,053,896	1,056,912

Gross Margin excluding depreciation and amortization	419,359	426,539	983,242	972,051
Less depreciation and amortization for production activities	20,506	17,452	47,419	40,933

Gross Margin	$398,853	$409,087	$935,823	$931,118

Depreciation and amortization for production activities	$20,506	$17,452	$47,419	$40,933
Depreciation and amortization for selling, distribution and administrative activities	9,401	8,291	21,780	18,999

Total depreciation and amortization	$29,907	$25,743	$69,199	$59,932

	Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 12, 2014	July 13, 2013	July 12, 2014	July 13, 2013
Net income	$42,064	$46,460	$103,130	$158,486
Income tax expense	21,583	25,690	55,546	59,064
Interest expense, net	1,734	2,700	4,906	7,255
Depreciation and amortization	29,907	25,743	69,199	59,932

EBITDA	95,288	100,593	232,781	284,737
Asset Impairment	4,489	—	4,489	—
Gain on acquisition	—	—	—	(50,071)
Acquisition costs	—	5,698	—	10,262

Adjusted EBITDA	$99,777	$106,291	$237,270	$244,928

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 12, 2014	July 13, 2013	July 12, 2014	July 13, 2013
Adjusted EBITDA	$99,777	$106,291	$237,270	$244,928
Adjustments to reconcile net income to net cash provided by operating activities	13,272	14,521	25,929	18,841
Pension contributions and changes in assets and liabilities	(34,153)	2,049	(25,347)	(11,586)
Income taxes	(21,583)	(25,690)	(55,546)	(59,064)
Interest expense, net	(1,734)	(2,700)	(4,906)	(7,255)
Asset Impairment	(4,489)	—	(4,489)	—
Acquisition costs	—	(5,698)	—	(10,262)

Cash Flow From Operations	$51,090	$88,773	$172,911	$175,602

	Reconciliation of EBIT to Adjusted EBIT
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 12, 2014	July 13, 2013	July 12, 2014	July 13, 2013
EBIT	$65,381	$74,850	$163,582	$224,805
Asset Impairment	4,489	—	4,489	—
Gain on acquisition	—	—	—	(50,071)
Acquisition costs	—	5,698	—	10,262

Adjusted EBIT	$69,870	$80,548	$168,071	$184,996

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 12, 2014	July 13, 2013	July 12, 2014	July 13, 2013
Net income	$42,064	$46,460	$103,130	$158,486
Asset Impairment	2,896	—	2,896	—
Gain on acquisition	—	—	—	(50,071)
Acquisition costs	—	3,666	—	6,610

Adjusted net income	$44,960	$50,126	$106,026	$115,025

	Reconciliation of EBIT to Adjusted EBIT - DSD
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 12, 2014	July 13, 2013	July 12, 2014	July 13, 2013
EBIT	$62,413	$75,933	$159,195	$227,429
Asset Impairment	4,489	—	4,489	—
Gain on acquisition	—	—	—	(50,071)

Adjusted EBIT	$66,902	$75,933	$163,684	$177,358

Flowers Foods, Inc.

Sales Bridge

For the 12 Week Period Ended 7/12/14	Volume	Net Price/Mix	Acquisition	Total Sales Change
Direct-Store-Delivery	0.3%	-0.3%	0.0%	0.0%
Warehouse Delivery	-11.5%	-1.8%	0.0%	-13.3%
Total Flowers Foods	-2.9%	0.6%	0.0%	-2.3%

For the 28 Week Period Ended 7/12/14	Volume	Net Price/Mix	Acquisition	Total Sales Change
Direct-Store-Delivery	1.4%	0.6%	0.8%	2.8%
Warehouse Delivery	-11.2%	0.7%	0.0%	-10.5%
Total Flowers Foods	-2.2%	1.9%	0.7%	0.4%